MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard
Suite 3000	Contact: Sherry Edwards Dopp
Arlington, VA 22209	(703) 247-7502
(703) 247-7502	SDopp@MCGCapital.com
(703) 247-7505 (FAX)
MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Reports Record 2003 Net Income of $42.0 Million

Arlington, VA – February 12, 2004 – MCG Capital Corporation (Nasdaq: MCGC) announced today results for the year and quarter ended December 31, 2003.

Highlights:

•	2003 operating income of $80.7 million, up 5% and Q4 operating income of $22.6 million, up 11% from prior year

•	2003 net operating income before investment gains and losses (NOI) of $47.6 million, up 6% and Q4 2003 NOI of $13.2 million, up 13% from prior year

•	2003 net income of $42.0 million, up from $3.2 million for 2002 and Q4 2003 net income of $14.2 million, compared to a net loss of $6.5 million for Q4 2002

•	Credit quality and loan yields continue to improve with year end non-accrual loans of 2.1% and average yield on the loan portfolio of 12.0%

•	Added six new portfolio companies in Q4 2003 with investments totaling approximately $98.0 million and had net investment growth of $70.6 million

We invite interested parties to join our analyst call today at 1:30 p.m. ET for a further discussion of our fourth quarter 2003 financial results. The dial-in number for the call is (800) 289-0468. International callers should dial (913) 981-5517. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the February 12, 2004, Conference Call to access the call. A recording of the call will be available through February 19, 2004. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 548275. The replay will also be available via MCG’s website. Financial information provided in the analyst call will be available on our website at mcgcapital.com prior to the call.

MCG Capital Corporation

Press Release

February 12, 2004

SELECTED OPERATING DATA

The following table shows our selected consolidated operating data for the three and twelve months ended December 31, 2003 and 2002:

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands)	2003	2002	2003	2002
Operating income
Interest and dividend income	$17,499	$19,159	$71,749	$72,399
Advisory fees and other income	5,112	1,149	8,941	4,534

Total operating income	22,611	20,308	80,690	76,933
Operating expenses
Interest expense	2,624	2,976	10,053	11,157
Employee compensation:
Salaries and benefits	3,410	2,261	9,210	8,082
Long-term incentive compensation (a)	1,561	1,554	6,347	6,627

Total employee compensation	4,971	3,815	15,557	14,709
General and administrative expense	1,791	1,824	7,485	6,316

Total operating expenses	9,386	8,615	33,095	32,182

Net operating income (b)	$13,225	$11,693	$47,595	$44,751

Net operating income per share	$0.35	$0.39	$1.45	$1.57

Following is a reconciliation of net operating income to distributable net operating income (c):

Net operating income (b)	$13,225	$11,693	$47,595	$44,751
Long-term incentive compensation (a)	1,561	1,554	6,347	6,627

Distributable net operating income (c)	$14,786	$13,247	$53,942	$51,378

Distributable net operating income per share (d)	$0.38	$0.42	$1.59	$1.72

(a)	Includes non-cash amortization expenses related to termination of the stock option plan and issuance of related restricted stock awards at the time of the IPO and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.

(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.

(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 1,024 and 1,247 for the three months ended December 31, 2003 and 2002, respectively and 1,107 and 1,355 for the year ended December 31, 2003 and 2002, respectively. These shares are excluded from average shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.

MCG Capital Corporation

Press Release

February 12, 2004

DETAILED FINANCIAL RESULTS

2003 to 2002 comparison

Total operating income increased 5% from $76.9 million for 2002 to $80.7 million for 2003. The change in operating income was made up of:

•	Increase due to expanded spread over LIBOR – $8.2 million

•	Decrease due to a decline in assets – ($5.1 million)

•	Increase in advisory fees and other income – $4.4 million

•	Decrease due to lower LIBOR income – ($3.9 million)

•	Net increase in loan fee and dividend income – $0.2 million

The increase in spread related growing loan spreads and the benefit of LIBOR floors applied to both new and existing loans. Over 50% of the loan portfolio has LIBOR floors in excess of current LIBOR.

Total operating expenses increased 3% from $32.2 million for 2002 to $33.1 million for 2003. The increase in operating expenses was due to:

•	Decrease in interest expense – ($1.1 million)

•	Increase in general and administrative expense – $1.2 million

•	Increase in total employee costs in the form of variable annual incentive compensation – $0.8 million

The decrease in interest expense reflects a $2.6 million impact from the decline in LIBOR and debt amortization costs partially offset by the impact of an increase in borrowings and spread to LIBOR. The increase in total employee compensation is primarily due to higher variable annual incentive compensation expense. The higher general and administrative expenses related to increased professional fees from servicing and restructuring certain loans as well as an increase in certain expenses associated with MCG’s expanded office facilities.

NOI for 2003 totaled $47.6 million, a 6% increase from the prior year of $44.8 million as a result of the factors described above.

Distributable NOI (NOI excluding long-term incentive compensation) for 2003 totaled $53.9 million, a 5% increase from $51.4 million for the prior year. On a per share basis, distributable net operating income decreased to $1.59 from $1.72 primarily due to the dilutive impact of our third quarter 2003 equity raise. Following is a comparison of quarterly dividend and DNOI for 2003 given the actual share count on the record date for the dividend: (See Selected Historical Operating Data – Quarterly under Additional Financial Details)

	Q1	Q2	Q3	Q4	Total
DNOI	$.40	$.42	$.43	$.38	$1.63
Dividend	$.40	$.41	$.42	$.42	$1.65

Net investment gains (losses) totaled ($5.6) million for 2003 compared to ($41.5) million for 2002.

Net income amounted to $42.0 million for the year ended December 31, 2003 compared to net income of $3.2 million for the year ended December 31, 2002. Earnings per share increased to $1.28 from $0.11 primarily due to decreases in net investment losses.

MCG Capital Corporation

Press Release

February 12, 2004

Q4 2003 to Q4 2002 comparison

Q4 total operating income increased 11% from $20.3 million for the fourth quarter of 2002 to $22.6 million for the fourth quarter of 2003. The change in operating income was made up of:

•	Increase in advisory fees and other income – $4.0 million

•	Decrease due to a decline in assets – ($2.7 million)

•	Increase due to expanded spread over LIBOR – $1.5 million

•	Decrease due to lower LIBOR income – ($0.7 million)

•	Net increase in loan fee and dividend income – $0.2 million

Q4 total operating expenses increased 9% from $8.6 million for the fourth quarter of 2002 to $9.4 million for the fourth quarter of 2003. The increase in operating expenses was due to:

•	Increase in total employee costs in the form of variable annual incentive compensation – $1.2 million

•	Decrease in interest expense – ($0.4 million)

NOI for the quarter ended December 31, 2003 totaled $13.2 million, an increase of $1.5 million or 13% from the prior year comparative quarter as a result of the factors described above.

Distributable NOI (NOI excluding long-term incentive compensation) for the quarter ended December 31, 2003 totaled $14.8 million, an increase of $1.5 million or 12% from the prior year comparative quarter.

Net investment gains (losses) totaled $1.0 million for the fourth quarter of 2003 compared to ($18.2) million for the fourth quarter of 2002.

Net income amounted to $14.2 million for the quarter ended December 31, 2003 compared to a net loss of $6.5 million for the fourth quarter of 2002. Earnings per share increased to $0.38 from a loss of $0.22 primarily due to a decrease in net investment losses.

Credit quality At December 31, 2003 there were $4.2 million of loans, or 0.6% of the investment portfolio, greater than 60 days past due compared to $14.3 million of loans, or 2.3%, at September 30, 2003. At December 31, 2003, $14.6 million of loans, including $0.1 million of the loans greater than 60 days past due, were on non-accrual status representing 2.1% of the investment portfolio. At September 30, 2003, $24.7 million of loans, including $10.2 million of the loans greater than 60 days past due, were on non-accrual status representing 3.9% of the investment portfolio.

Business activity for the fourth quarter of 2003 included investments in six new customers totaling $98.0 million and several follow on investments in existing customers representing $4.3 million. The two largest transactions were with Telecomm North Corp. and Superior Publishing Corporation. We invested approximately $32 million in a newly formed wholly owned portfolio company, Telecomm North Corp., which has entered into an agreement to merge with another of our portfolio companies, Bridgecom Holdings, Inc. This merger is pending regulatory approval. We established and invested $36 million in the debt and equity of Superior Publishing Corporation. Superior purchased the stock of our longtime community newspaper customer Murphy McGinnis Media, Inc.

Recent developments. In January of 2004, we entered into a credit and warehouse agreement with UBS AG. This agreement allows us to borrow up to $200 million subject to partial recourse and other covenants and restrictions. This facility provides financing for loans that will collateralize a potential future term securitization. In February of 2004, we agreed to amend our revolving credit facility, established through MCG Master Trust.

MCG Capital Corporation

Press Release

February 12, 2004

The amendment reduces the total availability under the facility to $130 million, extends the facility’s revolving period to September 2004 with required payments down to $100 million by that date, adds recourse to MCG for payments, and revises certain other provisions of the agreement including reducing the interest rate and adjusting final maturity from June of 2020 to September of 2009.

In 2003, we raised approximately $116 million in equity pursuant to a shelf registration statement filed with the Securities and Exchange Commission. In connection with updating our shelf registration statement for the year end information, we intend to increase the size of the shelf registration and to make it available to selling shareholders.

MCG Capital Corporation

Press Release

February 12, 2004

FINANCIAL STATEMENTS AND RELATED TABLES

MCG Capital Corporation

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	December 31,
	2003	2002
Assets
Cash and cash equivalents	$60,072	$9,389
Cash, securitization accounts	33,434	43,170
Investments at fair value
Commercial loans, (cost of $615,253 and $694,977, respectively)	605,551	668,803
Investments in equity securities, (cost of $112,850 and $37,014, respectively)	93,391	20,067
Unearned income on commercial loans	(16,416)	(12,778)

Total investments	682,526	676,092
Interest receivable	5,717	5,866
Other assets	9,166	10,476

Total assets	$790,915	$744,993

Liabilities
Borrowings	$304,131	$363,838
Interest payable	1,185	1,527
Dividends payable	16,267	13,129
Other liabilities	5,382	5,249

Total liabilities	326,965	383,743

Commitments and contingencies

Stockholders’ Equity
Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 100,000 shares, 38,732 issued and outstanding on December 31, 2003 and 31,259 issued and outstanding on December 31, 2002	387	313
Paid-in capital	529,168	419,961
Stockholder loans	(5,293)	(5,513)
Unearned compensation—restricted stock	(4,911)	(8,566)
Distributions in excess of earnings	(26,240)	(1,824)
Net unrealized depreciation on investments	(29,161)	(43,121)

Total stockholders’ equity	463,950	361,250

Total liabilities and stockholders’ equity	$790,915	$744,993

MCG Capital Corporation

Press Release

February 12, 2004

MCG Capital Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Operating income
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$14,965	$17,643	$63,624	$65,774
Affiliate investments (5% to 25% owned)	1,468	1,057	4,894	3,974
Control investments (more than 25% owned)	1,066	459	3,231	2,651

Total interest and dividend income	17,499	19,159	71,749	72,399
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	1,501	1,149	4,508	4,534
Affiliate investments (5% to 25% owned)	1,336	—	2,098	—
Control investments (more than 25% owned)	2,275	—	2,335	—

Total advisory fees and other income	5,112	1,149	8,941	4,534

Total operating income	22,611	20,308	80,690	76,933

Operating expenses
Interest expense	2,624	2,976	10,053	11,157
Employee compensation:
Salaries and benefits	3,410	2,261	9,210	8,082
Long-term incentive compensation	1,561	1,554	6,347	6,627

Total employee compensation	4,971	3,815	15,557	14,709
General and administrative expense	1,791	1,824	7,485	6,316

Total operating expenses	9,386	8,615	33,095	32,182

Net operating income before investment gains and losses	13,225	11,693	47,595	44,751

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	(105)	—	(7,616)	(9,617)
Affiliate investments (5% to 25% owned)	—	—	(48)	—
Control investments (more than 25% owned)	—	—	(11,916)	—

Total net realized gains (losses) on investments	(105)	—	(19,580)	(9,617)
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	2,221	(8,935)	15,444	(9,946)
Affiliate investments (5% to 25% owned)	(413)	(882)	576	(1,089)
Control investments (more than 25% owned)	(752)	(8,347)	(2,060)	(20,884)

Total net change in unrealized appreciation (depreciation) on investments	1,056	(18,164)	13,960	(31,919)

Net investment gains (losses)	951	(18,164)	(5,620)	(41,536)

Net income (loss)/Net increase (decrease) in stockholders’ equity resulting from earnings (loss)	$14,176	$(6,471)	$41,975	$3,215

Earnings (loss) per common share basic and diluted:	$0.38	$(0.22)	$1.28	$0.11
Cash dividends declared	$0.42	$0.42	$1.65	$1.76
Weighted average common shares outstanding	37,707	30,010	32,715	28,539
Weighted average common shares outstanding and dilutive common stock equivalents	37,775	30,010	32,739	28,570

ADDITIONAL FINANCIAL DETAILS

MCG Capital Corporation

Press Release

February 12, 2004

Selected Historical Operating Data – Quarterly

	2003
(dollars and shares in thousands)	Qtr1	Qtr2	Qtr3	Qtr4	YTD
Net operating income (a)	$10,946	$11,684	$11,740	$13,225	$47,595
Net operating income per share	$0.36	$0.39	$0.36	$0.35	$1.45

Net operating income (a)	$10,946	$11,684	$11,740	$13,225	$47,595
Long-term incentive compensation (b)	1,526	1,501	1,759	1,561	6,347

Distributable net operating income(DNOI) (c)	$12,472	$13,185	$13,499	$14,786	$53,942

DNOI per share—period end shares (d)	$0.40	$0.42	$0.35	$0.38	n/m
DNOI per share—average shares (e)	$0.40	$0.42	$0.40	$0.38	$1.59
DNOI per share—record date shares (f)	$0.40	$0.42	$0.43	$0.38	$1.63
Dividends per share	$0.40	$0.41	$0.42	$0.42	$1.65

(a)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.

(b)	Includes non-cash amortization expenses related to termination of the stock option plan and issuance of related restricted stock awards at the time of the IPO and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.

(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is based on end of period total shares outstanding, not meaningful (n/m) for YTD.

(e)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 1,192, 1,137, 1,078 1,024, and 1,107 for the three months ended March 31, June 30, September 30, and December 31, 2003, and year ended December 31, 2003, repectively. These shares are excluded from average shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.

(f)	This amount is based on total shares outstanding at the record date for each respective quarterly dividend, YTD is the sum of the quarters.

MCG Capital Corporation

Press Release

February 12, 2004

Discussion of Operations

Total operating income for the fourth quarter of 2003 was $22.6 million, an increase of $2.3 million or 11% compared to the fourth quarter of 2002. Total operating income is primarily comprised of interest and fees on commercial loans. Loan interest declined $1.9 million from the fourth quarter of 2002 to the fourth quarter of 2003. The benefit of an increase in interest spread was more than offset by a decrease in loan volume and LIBOR. The majority of the loans are priced as a variable spread to LIBOR and this spread increased by 88 basis points in the fourth quarter of 2003 compared to the fourth quarter of 2002, resulting in an addition to income of $1.5 million. The LIBOR floors have had the effect of increasing our spread because such floors have generally been above current LIBOR rates. For these periods, average loans declined 15%, contributing a $2.7 million decrease in operating income. Average three month LIBOR decreased 38 basis points over these periods from 1.55% to 1.17%, decreasing income by $0.7 million. Loan fees and dividend income increased by $0.2 million from the fourth quarter of 2002 to the fourth quarter of 2003. Advisory fees and other income increased $4.0 million from the fourth quarter of 2002 to the fourth quarter of 2003 due to an increase in advisory services provided to new and existing customers compared to the prior year’s quarter and due to fees received in conjunction with credit facility waivers.

Total operating income for 2003 was $80.7 million, an increase of $3.8 million or 5% compared to 2002. Total operating income is primarily comprised of interest and fees on commercial loans. Operating income for 2003 included $0.4 million of dividend income. Loan interest declined $0.8 million from 2002 to 2003. The benefit of an increase in interest spread was more than offset by a decrease in loan volume and LIBOR. The majority of the loans are priced as a variable spread to LIBOR and this spread increased by 125 basis points 2003 compared to 2002, resulting in an addition to income of $8.2 million. The LIBOR floors have had the effect of increasing our spread because such floors have generally been above current LIBOR rates. For these periods, average loans declined 8%, resulting in a $5.1 million decrease in operating income. Average three month LIBOR decreased 58 basis points over these periods from 1.80% to 1.22%, decreasing income by $3.9 million. Loan fees and dividend income increased by $0.2 million from 2002 to 2003. Advisory fees and other income increased $4.4 million from 2002 to 2003 due to an increase in business activity in 2003 and due to fees received in conjunction with credit facility waivers.

Total operating expenses for the fourth quarter of 2003 were $9.4 million, an increase of $0.8 million or 9% compared to the fourth quarter of 2002. Interest expense declined by 12% to $2.6 million in the fourth quarter of 2003 compared to $3.0 million in the fourth quarter of 2002. The decline in LIBOR, debt amortization costs and average borrowings decreased interest expense by $0.9 million. These decreases were partially offset by the increase in spreads. The increase in spreads increased interest expense by $0.6 million.

Total operating expenses for 2003 were $33.1 million, an increase of $0.9 million or 3% compared to 2002. Interest expense declined 10% to $10.1 million in 2003 compared to $11.2 million in 2002. The increase in spreads and average borrowings increased interest expense by $1.5 million. The increase caused by a higher level of borrowings and increased spreads were more than offset by the decline in average LIBOR and debt amortization costs. This decline in LIBOR and debt amortization costs decreased interest expense by $2.6 million.

Other operating costs are comprised of two main components. The first component includes salaries and benefits and general and administrative expenses. These expenses increased 27% from $4.1 million in the fourth quarter of 2002 to $5.2 million in the fourth quarter of 2003 primarily due to higher variable annual incentive compensation expense. For the year ended December 31, 2003 compared to the same period on 2002, these expenses increased from $14.4 million in 2002 to $16.7 million in 2003. In comparing the year-to-date periods, the increase was due to higher expenses related to higher variable annual incentive compensation expense, increased professional fees from servicing and restructuring certain loans as well as an increase in certain general and administrative expenses associated with MCG’s expanded office facilities. The second operating expense

MCG Capital Corporation

Press Release

February 12, 2004

component is long-term incentive compensation for MCG’s employees arising from the termination of our stock option plan upon conversion to a BDC in 2001. This expense totaled $1.6 million and $6.3 million for the fourth quarter and full year of 2003, respectively, compared to $1.6 million and $6.6 million for the fourth quarter and full year of 2002, respectively. Long-term incentive compensation is made up of non-cash amortization of restricted stock awards and the treatment of dividends on all shares securing employee loans as compensation.

Net operating income before investment gains and losses (NOI) for the quarter ended December 31, 2003 totaled $13.2 million, an increase of 13% from the same quarter of 2002. NOI for the full year of 2003 totaled $47.6 million compared to $44.8 million for the full year of 2002. Distributable NOI, which is NOI excluding the long-term incentive compensation expense, totaled $14.8 million for the fourth quarter of 2003 up from $13.2 million for the fourth quarter of 2002. Distributable NOI for the full year of 2003 totaled $53.9 million compared to $51.4 million for the same period of 2002. Net investment gains (losses) primarily related to net appreciation in the telecommunications and publishing sectors totaled $1.0 million for the fourth quarter of 2003 compared to ($18.2) million for the fourth quarter of 2002. Net investment gains (losses) totaled ($5.6) million for the full year of 2003 compared to ($41.5) million for the full year of 2002. See the section on Asset Quality below for more detail on net investment gains and losses. Net income totaled $14.2 million for the quarter ended December 31, 2003 compared to a net loss of $6.5 million for the quarter ended December 31, 2002. For the year ended December 31, 2003, net income totaled $42.0 million compared to $3.2 million for the same period in 2002.

Asset Quality

The following table summarizes our realized gains and losses and unrealized appreciation and depreciation for the three months and year ended December 31, 2003 and 2002:

Summary of Realized Gains (Losses) and Unrealized Appreciation (Depreciation ) on Investments

	Three Months Ended December 31		Year Ended December 31
(dollars in thousands)	2003	2002	2003	2002
Realized gains (losses) on loans	$(405)	$—	$(23,783)	$(9,617)
Realized gains (losses) on equity investments	300	—	4,203	—

Net realized gains (losses) on investments	(105)	—	(19,580)	(9,617)
Unrealized appreciation on loans	3	23	145	—
Unrealized appreciation on equity investments	3,237	767	10,632	3,569
Unrealized depreciation on loans	(1,029)	(14,199)	(7,486)	(27,562)
Unrealized depreciation on equity investments	(1,539)	(4,755)	(11,233)	(17,543)
Reversal of unrealized depreciation (appreciation)*	384	—	21,902	9,617

Net change in unrealized appreciation (depreciation) on investments	1,056	(18,164)	13,960	(31,919)

Net investment gains (losses)	$951	$(18,164)	$(5,620)	$(41,536)

*	When a gain or loss becomes realized, the prior unrealized appreciation or depreciation is reversed.

In addition to various risk management and monitoring tools, MCG also uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of December 31, 2003 and 2002:

MCG Capital Corporation

Press Release

February 12, 2004

Distribution of Portfolio by Investment Rating

	(in thousands)
	December 31, 2003		December 31, 2002
Investment Rating	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
1	$234,491	33.5%	$109,335	15.9%
2	255,429	36.5%	296,624	43.1%
3	161,894	23.2%	224,952	32.6%
4	38,813	5.6%	39,459	5.7%
5	8,315	1.2%	18,500	2.7%

	$698,942	100.0%	$688,870	100.0%

1	Capital gain expected or realized
2	Full return of principal and interest or dividend expected with customer performing in accordance with plan
3	Full return of principal and interest or dividend expected but customer requires closer monitoring
4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment
5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

About MCG Capital Corporation

MCG Capital Corporation (Nasdaq: MCGC) is a solutions-focused financial services company providing financing and advisory services to a variety of companies throughout the United States with a focus on growth oriented companies. Currently, our portfolio consists primarily of companies in the communications, information services, media and technology industry sectors. The company’s investment objective is to achieve current income and capital gains. MCG is an internally managed business development company under the Investment Company Act of 1940. Since its inception, MCG has originated an aggregate of over $2 billion in investments in over 200 transactions.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including without limitation (1) economic downturns or recessions may impair our customers’ ability to repay our loans and increase our non-performing assets, (2) economic downturns or recessions may disproportionately impact certain sectors in which we concentrate, such as certain areas within publishing and telecommunications and such conditions may cause us to suffer losses in our portfolio and experience diminished demand for capital in these industry sectors, (3) a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities, (4) interest rate volatility could adversely affect our results, (5) the risks associated with the possible disruption in the Company’s operations due to terrorism and (6) the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.